FOR IMMEDIATE RELEASE


TUESDAY, DECEMBER 31, 1996

For further information contact:
Oryx Technology Corp.                            Financial Relations Board
Arvind Patel/Mitchel Underseth                   Hannah Bruce/Catherine Roberts
(510) 249-1144                                   (415) 986-1591


           ORYX POWER PRODUCTS SUBSIDIARY ACQUIRES POWER SENSORS CORP.


FREMONT, CALIFORNIA, TUESDAY, DECEMBER 31, 1996 - Oryx Technology Corp. (NASDAQ:ORYX) today announced that its Power Products subsidiary has agreed to acquire the assets of Power Sensors Inc., and to employ its key engineers and other personnel. Power Sensors Inc. is a leading designer and manufacturer of DC-to-DC power converters.

Power Sensors, a privately-held company based in Schaumberg, IL, had 1995 revenues of $1 million and was purchased by Oryx Power Products for 6 percent of the outstanding stock of Oryx's wholly-owned subsidiary, Power Products. Manufacturing operations of Power Sensors will be integrated into Power Products' existing facilities in Reynosa, Mexico.

"We are very excited about this acquisition as we can now provide our customers with a full spectrum of power conversion technology," said Arvind Patel, President and Chief Executive Officer of Oryx Technology Corp. "Due to Power Sensors' leading-edge engineering skills, this acquisition will allow Oryx to play a strong role in the emerging DC-to-DC power supply market for the telecommunications industry. In addition, with our highly automated, ISO 9002-certified manufacturing facility in Reynosa, Mexico, we believe that our Power Products subsidiary is well-positioned to continue the rapid growth Power Products has experienced. We expect the DC-to-DC product line to contribute to profits beginning in the second quarter of Oryx's fiscal 1998."

This acquisition is expected to substantially offset the anticipated reduction in Oryx Power Products business in fiscal 1998 from its customer Pitney Bowes.

Headquartered in Fremont, California, Oryx Technology Cop. is a technology management company with a proprietary portfolio of high technology products in surge protection, power supplies and specialized materials and materials analysis. The company's customers include key OEMs in the fast growing information industry: IBM, Xerox, Pitney Bowes and Seagate Technology. Oryx's common stock trades on the Nasdaq Small Cap Issues Market under the symbol ORYX.

The matters discussed in this release are forward-looking and involve a number of risks and uncertainties. The Company's actual results could differ materially from those described for a variety of factors. Such factors include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in the Company's Form 10-KSB filed for the fiscal year ending February 29, 1996, as well as those discussed elsewhere in other public filings made by the Company with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: changes in customer commitments, especially Power Sensors customers, maintenance of gross margin levels, market acceptance of new products both technically and commercially particularly DC-to-DC products, successful product development efforts, inability to pass on price increases to customers, unavailability of products, management of cost controls and cash resources, need for additional financing, and strong competition.